UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): April 14, 2019

CATALENT, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-36587	20-8737688
(State or other jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

14 Schoolhouse Road Somerset, New Jersey	08873
(Address of registrant’s principal executive office)	(Zip code)

(732) 537-6200

(Registrant’s telephone number, including area code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 203.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b–2 of the Securities Exchange Act of 1934.

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01 Entry into a Material Definitive Agreement.

Merger Agreement

On April 14, 2019, Catalent Pharma Solutions, Inc. (“Buyer”), a Delaware corporation and a wholly owned subsidiary of Catalent, Inc., a Delaware corporation (“Catalent” and, together with Buyer and its other subsidiaries, the “Company”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Catalent Holdco I Inc., a Delaware corporation and a wholly owned subsidiary of Buyer (“Merger Sub”), Paragon Bioservices, Inc., a Delaware corporation (“Paragon”), Pearl Shareholder Representative, LLC, as representative of the Company Securityholders (as defined in the Merger Agreement), and, solely with respect to Section 4.12 of the Merger Agreement (solely with respect to the Equity Financing (as defined therein)) and Section 8.19 of the Merger Agreement, Catalent. The respective boards of directors of Catalent, Buyer, Merger Sub and Paragon have unanimously approved the Merger Agreement.

The Merger Agreement provides for the acquisition of Paragon by Buyer pursuant to the merger of Merger Sub with and into Paragon, with Paragon continuing as the surviving company and a wholly owned subsidiary of Buyer (the “Merger”). The aggregate purchase price payable by Buyer pursuant to the Merger Agreement is $1.2 billion in cash, subject to customary escrow arrangements and a purchase price adjustment related to, among other things, the amount of Paragon’s working capital and other adjustments (as adjusted, the “Closing Payment”). Catalent has agreed to guarantee to Paragon the complete and punctual payment, observance, performance and discharge of the obligations of Buyer under the Merger Agreement.

The Merger Agreement contains customary representations, warranties, and covenants of Paragon and Buyer. From the date of the Merger Agreement until the closing of the transactions contemplated thereby (the “Merger Closing”), Paragon is required to operate its business in the ordinary course and to comply with certain covenants regarding the operation of its business. The Company has obtained representation and warranty insurance, subject to exclusions, policy limits and certain other terms and conditions, to obtain coverage for any loss resulting from any breach of certain representations and warranties made by Paragon pursuant to the Merger Agreement.

The Merger Closing is subject to customary closing conditions, including, among others, (i) the absence of any governmental order restraining, enjoining or otherwise making illegal the consummation of the transactions contemplated by the Merger Agreement, (ii) the expiration or termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) applicable to the Merger, (iii) the accuracy of the parties’ representations and warranties contained in the Merger Agreement (subject to certain materiality qualifications), (iv) the parties’ compliance with the covenants and agreements contained in the Merger Agreement in all material respects, and (v) the absence of a material adverse effect with respect to Paragon. The Merger Agreement contains certain termination rights for Paragon and Buyer and, subject to certain limitations set forth therein, may be terminated by either Paragon or Buyer if the Merger Closing has not occurred on or before August 14, 2019. The Company currently anticipates that the Merger Closing will occur in the fourth quarter of the Company’s fiscal 2019, although no assurance can be given in that regard.

The foregoing summary of the Merger Agreement and the transactions contemplated thereby does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Merger Agreement, which is filed as Exhibit 2.1 hereto and incorporated herein by reference. The Merger Agreement has been filed to provide investors and securityholders with information regarding its terms and conditions. It is not intended to provide any other information about Paragon, Buyer, or Catalent. The Merger Agreement contains representations, warranties, and covenants of the parties thereto made to and solely for the benefit of each other, and such representations, warranties, and covenants may be subject to materiality and other qualifiers applicable to the contracting parties that differ from those that may be viewed as material to investors. The assertions embodied in those representations, warranties, and covenants are qualified by information in confidential disclosure schedules that Paragon delivered in connection with the execution of the Merger Agreement and were made as of the date of the Merger Agreement and as of the Merger Closing, except those made as of a specified date. Accordingly, investors and securityholders should not rely on the representations, warranties, and covenants as characterizations of the actual state of facts. Moreover, information concerning the subject matter of the representations, warranties, and covenants may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in Catalent’s public disclosures.

The Company expects to finance the Closing Payment with the net proceeds of the Preferred Stock Issuance and the Incremental Loan Facility (each as discussed below).

Debt Commitment Letter

Contemporaneous with Buyer’s entry into the Merger Agreement, Buyer entered into a debt commitment letter, dated April 14, 2019 (the “Commitment Letter”), with JPMorgan Chase Bank, N.A. (the “Commitment Party”), pursuant to which and subject to the terms and conditions set forth therein, the Commitment Party has agreed to provide a $650 million term loan facility (the “Incremental Loan Facility”) issued as a new class of term loans under Buyer’s existing senior secured credit agreement (the “Existing Credit Agreement”) for the purpose of providing the financing necessary to fund a portion of the Closing Payment, future capital expenses of Paragon and other corporate purposes (the “Incremental Loan Commitment”).

The Commitment Letter also provides that the Commitment Party will use commercially reasonable efforts to obtain up to $300 million of incremental revolving credit commitments under the Existing Credit Agreement pursuant to the terms and conditions set forth in the Commitment Letter.

The funding of the Incremental Loan Facility is contingent upon the satisfaction of customary conditions set forth in the Commitment Letter, including (i) the execution and delivery of definitive documentation with respect to the Incremental Loan Commitment in accordance with the terms set forth in the Commitment Letter, and (ii) the consummation of the Merger in accordance with the Merger Agreement.

Investment Agreement

On April 14, 2019, Catalent entered into an equity commitment and investment agreement (the “Investment Agreement”) with Green Equity Investors VII, L.P. and Green Equity Investors Side VII, L.P. (together, the “Investors”), both affiliates of Leonard Green & Partners, L.P. (“Leonard Green”), in connection with the issuance and sale of Catalent’s Series A preferred stock, par value $0.01 per share (“Series A Preferred Stock”) to the Investors. The Investment Agreement obligates the Investors to purchase up to 1,000,000 shares of Series A Preferred Stock (the “Maximum Commitment Amount”) and not fewer than 650,000 shares of Series A Preferred Stock (the “Minimum Commitment Amount”), for a purchase price of $1,000 per share (such issuance and sale, the “Preferred Stock Issuance”). The Investment Agreement provides that Catalent must, by written notice to the Investors prior to the closing of the Preferred Stock Issuance (the “Preferred Stock Issuance Closing”), specify the number of shares of Series A Preferred Stock to be issued and sold to the Investors; provided, however, if Catalent delivers such notice more than ten business days after the date of the execution of the Merger Agreement, Catalent will be obligated to pay to the Investors a fee, in cash, equal to the product of $25 and the difference between the Maximum Commitment Amount and the number of shares of Series A Preferred Stock specified by Catalent to be issued and sold in the Preferred Stock Issuance. The Preferred Stock Issuance Closing is conditioned upon customary closing conditions, including, among others (i) the simultaneous consummation of the Merger Closing and the funding of the Incremental Loan Facility, (ii) the absence of any governmental order restraining, enjoining or otherwise making illegal the consummation of the Preferred Stock Issuance, (iii) the expiration or termination of the waiting period under the HSR Act applicable to the Preferred Stock Issuance (separate and independent from the expiration or termination of the waiting period under the HSR Act applicable to the Merger), (iv) the approval for listing on the New York Stock Exchange (the “NYSE”) of Catalent’s shares of common stock, par value $0.01 per share (the “Common Stock”), issuable upon conversion of the Series A Preferred Stock, and (v) pursuant to the Investment Agreement and in accordance with a stockholders’ agreement to be entered into by Catalent and the Investors as of the Preferred Stock Issuance Closing, a form of which is attached as Schedule C to the Investment Agreement (the “Stockholders’ Agreement”), Catalent taking all necessary actions to (a) cause the Investors’ designated director nominee to be appointed to Catalent’s board of directors (the “Board”) effective as of the Preferred Stock Issuance Closing, and (b) acknowledge and affirm the right of the Investors’ designated non-voting observer to the Board to attend meetings of the Board effective as of the Preferred Stock Issuance Closing (each as discussed below).

The Series A Preferred Stock will rank senior to the Common Stock with respect to dividend rights and rights upon the voluntary or involuntary liquidation, dissolution, or winding up of the affairs of Catalent (a “Liquidation”). The Series A Preferred Stock will initially have a stated value of $1,000 per share (as such value may be adjusted in accordance with the terms of the Certificate of Designation (as defined below), the “Stated Value”). Holders of Series A Preferred Stock will be entitled to cumulative dividends payable quarterly against the Stated Value at a rate of 5.00% per annum (as such rate may be adjusted in accordance with the terms of the Certificate of Designation, the “Dividend Rate”). Dividends may be settled in cash, by increasing the Stated Value, or in a combination thereof, at Catalent’s election, as set forth in the Certificate of Designation of the Series A Preferred Stock, a form of which is attached as Schedule A to the Investment Agreement (the “Certificate of Designation”). Holders of Series A Preferred Stock will also be entitled to receive dividends or distributions declared or paid on the Common Stock on an as-converted basis.

Pursuant to the Certificate of Designation, the Dividend Rate is subject to adjustment if, as of the fourth anniversary of the Preferred Stock Issuance Closing, the quotient obtained by dividing (i) the average of the volume-weighted average price per share of Common Stock on the NYSE for the sixty consecutive trading days immediately preceding such date (the “Year Four Price”), by (ii) $41.2841 (the “Announcement Price”) is (a) 80% or greater, but less than 100%, then the Dividend Rate will be automatically adjusted as of the fourth anniversary of the Preferred Stock Issuance Closing to 6.50% per annum, or (b) less than 80%, then the Dividend Rate will be automatically adjusted as of the fourth anniversary of the Preferred Stock Issuance Closing to 8.00% per annum; provided, however, if the quotient obtained by dividing the Year Four Price by the Announcement Price is less than 100% but equal to or greater than the quotient obtained by dividing (1) the average closing value of the S&P 500 Index for the sixty consecutive trading days immediately preceding the fourth anniversary of the Preferred Stock Issuance Closing, by (2) the average closing value of the S&P 500 Index for the thirty consecutive trading days immediately preceding the date of the execution of the Investment Agreement, then no such adjustment to the Dividend Rate will be made on the fourth anniversary of the Preferred Stock Issuance Closing and the adjustment to the Dividend Rate, if any, will be determined and made effective on the fifth anniversary of the Preferred Stock Issuance Closing based on the Year Five Price (as defined in the Certificate of Designation) measured against the Announcement Price and otherwise in the manner provided above. If the Year Four Price equals or exceeds the Announcement Price, no adjustment to the Dividend Rate will occur. Similarly, if the determination of a potential adjustment to the Dividend Rate is to be made as of the fifth anniversary of the Preferred Stock Issuance Closing and the Year Five Price equals or exceeds the Announcement Price, then no adjustment to the Dividend Rate will occur.

The shares of Series A Preferred Stock will be convertible at the option of the holders thereof, at any time after the first anniversary of the Preferred Stock Issuance Closing (or, if earlier, the date Catalent sends any notice of certain change of control events), into shares of Common Stock at a price equal to $49.5409 (the “Conversion Price”), representing a 20% premium to the Announcement Price. At any time after the third anniversary of the Preferred Stock Issuance Closing, Catalent will have the right (but not the obligation) to cause all (and not less than all) of the then-outstanding shares of Series A Preferred Stock to be converted into the relevant number of shares of Common Stock if the average of the volume-weighted average price per share of Common Stock on the NYSE for the thirty consecutive trading days immediately preceding Catalent’s applicable notice of conversion exceeds 150% of the Conversion Price. The Conversion Price is subject to customary anti-dilution and other adjustments.

At any time after the fifth anniversary of the Preferred Stock Issuance Closing, Catalent will have the right (but not the obligation) to redeem all (and not less than all) of the then-outstanding shares of Series A Preferred Stock for cash, shares of Common Stock, or in a combination thereof, at Catalent’s election, at a price per share of Series A Preferred Stock equal to the Stated Value plus (without duplication) all accrued but unpaid dividends.

Upon a Liquidation, subject to any senior-ranking securities, indebtedness or other senior rights, the holders of Series A Preferred Stock will be entitled to receive, for each share of Series A Preferred Stock, an amount equal to the greater of (i) the Stated Value of such share, plus (without duplication) all accrued but unpaid dividends on such share, and (ii) the amount such holder would have received had such holder, immediately prior to such Liquidation, converted such share into shares of Common Stock at the then-applicable Conversion Price.

Upon certain change of control events involving Catalent, Catalent will be required to redeem each share of Series A Preferred Stock for the greater of (i) cash in an amount equal to the sum of (a) the product of (1) the applicable Mandatory Redemption Multiplier (as defined in the Certificate of Designation), multiplied by (2) the Stated Value of such share, plus (b) all accrued but unpaid dividends on such share, and (ii) the amount of cash and/or other assets the holder of Series A Preferred Stock would have received had such holder, as of the business day immediately preceding the effective date of such change of control event, converted such share into shares of Common Stock and participated in such event as a holder of Common Stock.

Pursuant to Article VI of the Certificate of Designation, the holders of Series A Preferred Stock will be entitled to vote with the holders of Common Stock as a single class on an “as-converted basis.” Pursuant to the Stockholders’ Agreement, for so long as the holders of Series A Preferred Stock and Common Stock issued upon conversion of Series A Preferred Stock beneficially own (i) (a) shares of Series A Preferred Stock with an aggregate Stated Value of at least $250 million, or (b) either (1) shares of Common Stock having an aggregate value of at least $250 million (calculated by valuing each share of Common Stock at the average of the volume-weighted average price per share of Common Stock on the NYSE for the thirty consecutive trading days immediately preceding such date of valuation (the “Common Stock Valuation Methodology”)), or (2) any combination of shares of Series A Preferred Stock or shares of Common Stock having an aggregate value of at least $250 million, calculated by valuing each share of Series A Preferred Stock at the Stated Value of such share and each share of Common Stock pursuant to the Common Stock Valuation Methodology, such holders will have the right to designate one designee to be nominated by Catalent for election to the Board, and (ii) (a) shares of Series A Preferred Stock with an aggregate Stated Value of at least $500 million, or (b) either (1) shares of Common Stock having an aggregate value of at least $500 million, calculated by valuing each share of Common Stock pursuant to the Common Stock Valuation Methodology, or (2) any combination of shares of Series A Preferred Stock or shares of Common Stock having an aggregate value of at least $500 million, calculated by valuing each share of Series A Preferred Stock at the Stated Value of such share and each share of Common Stock pursuant to the Common Stock Valuation Methodology, such holders will have the right to appoint one non-voting observer to attend all meetings of the Board.

Pursuant to the Stockholders’ Agreement, for so long as the holders of Series A Preferred Stock and Common Stock issued upon conversion of Series A Preferred Stock are entitled to designate a director to the Board, each such holder will be required to vote (i) in favor of each director nominated or recommended by the Board for election at any meeting of the stockholders of Catalent and against the removal of any director who has been elected following nomination or recommendation by the Board, (ii) against any stockholder nomination for director that is not approved and recommended by the Board for election at any such meeting, (iii) in favor of Catalent’s “say-on-pay” proposal and any proposal by Catalent relating to equity compensation that has been approved by the Board or the Compensation & Leadership Committee of the Board (or any successor committee thereto), (iv) in favor of Catalent’s proposal for ratification of the appointment of Catalent’s independent registered public accounting firm, and (v) in accordance with the recommendation of the Board with respect to any proposed merger, business combination or other similar transaction between Catalent and any other person; provided, however, no holder will be under any obligation to vote in the same manner as recommend by the Board, or in any other manner other than in its sole discretion, with respect to any other matter.

Pursuant to the Stockholders’ Agreement, the holders of Series A Preferred Stock and Common Stock issued upon conversion of Series A Preferred Stock will be subject to certain standstill restrictions pursuant to which such holders will be restricted, among other things and subject to certain customary exceptions, from purchasing additional securities of Catalent, publicly proposing any merger or other extraordinary corporate transaction, initiating any shareholder proposal, or soliciting proxies until the later of (i) the third anniversary of the Preferred Stock Issuance Closing, and (ii) the date on which such holders are no longer entitled to designate any director for nomination to the Board.

Subject to certain customary exceptions, the holders of Series A Preferred Stock and Common Stock issued upon conversion of Series A Preferred Stock will be restricted by the terms of the Stockholders’ Agreement from transferring such shares until the earlier to occur of (i) the eighteen-month anniversary of the Preferred Stock Issuance Closing, and (ii) the occurrence of a transaction resulting in a Change of Control (as defined in the Certificate of Designation). In addition, other than certain transfers in connection with a registered public offering or pursuant to Rule 144 under the Securities Act of 1933, as amended (the “Securities Act”), for so long as any share of Series A Preferred Stock is issued and outstanding, without Catalent’s prior written consent, the holders may not transfer any Series A Preferred Stock or Common Stock issued upon conversion of Series A Preferred Stock to certain specified persons, including (a) certain competitors of Catalent, (b) any person that has filed (individually or jointly with others in a “group” (as such term is used in Section 13(d)(3) of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”))) a report on Schedule 13D or Schedule 13G pursuant to Regulation 13D-G under the Exchange Act, (c) any person who the transferring holder knows or reasonably should know is or has been an activist investor in the three years prior to any such proposed transfer, or (d) any person who the transferring holder knows (after reasonable inquiry of such person) would be required to file (individually or jointly with others in a “group” (as such term is used in Section 13(d)(3) of the Exchange Act)) a report on Schedule 13D or Schedule 13G pursuant to Regulation 13D-G under the Exchange Act with respect to its ownership of shares of capital stock of Catalent as a result of the proposed transfer.

For so long as the holders of Series A Preferred Stock and Common Stock issued upon conversion of Series A Preferred Stock are entitled to designate a director to the Board, such holders will have certain customary access and information rights. Pursuant to the Certificate of Designation, holders of a majority of the outstanding Series A Preferred Stock will have veto rights over Catalent’s (i) amendment to any provision of its organizational documents that would have an adverse effect on the rights, preferences, privileges or voting powers of the Series A Preferred Stock, (ii) issuance of senior or pari passu securities, or (iii) incurrence of indebtedness to the extent such incurrence would cause the Company’s Total Leverage Ratio for any applicable Test Period to exceed 6:00:1:00 determined on a Pro-Forma Basis (as such terms are defined in the Existing Credit Agreement).

Holders of Series A Preferred Stock and Common Stock issuable upon conversion of Series A Preferred Stock will have certain customary registration rights with respect to such shares of Series A Preferred Stock and such shares of Common Stock pursuant to the terms of a registration rights agreement, a form of which is attached as Schedule B to the Investment Agreement (the “Registration Rights Agreement”).

Catalent and the Investors make certain customary representations and warranties in the Investment Agreement, and each of Catalent and the Investors agree to indemnify the other applicable party relating to damages resulting from a breach of certain of its representations and warranties.

The foregoing description of the terms of the Series A Preferred Stock, the Investment Agreement, the Certificate of Designation, the Stockholders’ Agreement, the Registration Rights Agreement and the transactions contemplated thereby does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Investment Agreement and the schedules thereto, which is attached hereto as Exhibit 10.1, and is incorporated herein by reference.

The Investment Agreement has been filed to provide investors and securityholders with information regarding its terms and conditions. It is not intended to provide any other information about Leonard Green or Catalent. The Investment Agreement contains representations, warranties, and covenants of the parties thereto made to and solely for the benefit of each other, and such representations, warranties, and covenants may be subject to materiality and other qualifiers applicable to the contracting parties that differ from those that may be viewed as material to investors. The assertions embodied in those representations, warranties, and covenants are qualified by information in confidential disclosure schedules that Catalent delivered in connection with the execution of the Investment Agreement and were made as of the date of the Investment Agreement and as of the Preferred Stock Issuance Closing, except those made as of a specified date. Accordingly, investors and securityholders should not rely on the representations, warranties, and covenants as characterizations of the actual state of facts. Moreover, information concerning the subject matter of the representations, warranties, and covenants may change after the date of the Investment Agreement, which subsequent information may or may not be fully reflected in Catalent’s public disclosures.

This Current Report on Form 8-K does not constitute an offer to sell, or a solicitation of an offer to buy, any security and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale would be unlawful.

Cautionary Note Concerning Forward-Looking Statements

This report, including the exhibits filed and furnished herewith, contains both historical and forward-looking statements. All statements other than statements of historical fact are, or may be deemed to be, forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. These forward-looking statements generally can be identified because they relate to the topics set forth above or by the use of statements that include phrases such as “believe,” “expect,” “anticipate,” “intend,” “estimate,” “plan,” “project,” “foresee,” “likely,” “may,” “will,” “would” or other words or phrases with similar meanings, and include the statements regarding Paragon’s 2019 revenues and its future growth rate, as well as the impact of the transaction on Catalent’s Adjusted Net Income. Similarly, statements that describe the Company’s objectives, plans or goals, including Catalent’s plans to close its agreement to acquire Paragon, to close on the related financing transactions, and to subsequently deleverage Catalent’s balance sheet, are, or may be, forward-looking statements. These statements are based on current expectations of future events. If underlying assumptions prove inaccurate or unknown risks or uncertainties materialize, actual results could vary materially from our expectations and projections. Some of the factors that could cause actual results to differ include, but are not limited to, the following: any delay or failure to conclude the acquisition of Paragon or the related financings on the terms previously agreed or difficulty in integrating the acquisition if closed or realizing on the anticipated business from the acquisition; changes to Catalent’s business, its industry, or the overall economic climate that limit its ability to obtain the desired deleveraging, general industry conditions and competition; product or other liability risk inherent in the design, development, manufacture and marketing of its offerings; inability to enhance Catalent’s existing or introduce new technology or services in a timely manner; economic conditions, such as interest rate and currency exchange rate fluctuations; technological advances and patents attained by competitors; and Catalent’s substantial debt and debt service requirements that restrict its operating and financial flexibility and impose significant interest and financial costs; or difficulty in integrating other acquisitions into Catalent’s existing business, thereby reducing or eliminating the anticipated benefits of the acquisition of Paragon. For a more detailed discussion of these and other factors, see the information under the caption “Risk Factors” in Catalent’s Annual Report on Form 10-K for the fiscal year ended June 30, 2018 filed with the Securities and Exchange Commission. All forward-looking statements in this report speak only as of the date of this report or as of the date they are made, and Catalent does not undertake to update any forward-looking statement as a result of new information or future events or developments unless and to the extent required by law.

Item 3.02 Unregistered Sale of Equity Securities.

The information contained in Item 1.01 is incorporated herein by reference.

As described in Item 1.01, under the terms of the Investment Agreement, Catalent has agreed to issue shares of Series A Preferred Stock to the Investors. This issuance and sale will be exempt from registration under the Securities Act pursuant to Section 4(a)(2) thereof. The Investors represented to Catalent that each is an “accredited investor” as defined in Rule 501 under the Securities Act and that the shares of Series A Preferred Stock are being acquired for investment purposes and not with a view to or for sale in connection with any distribution thereof.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Increase in Size of the Board

In connection with the execution of the Investment Agreement, the Board has, contingent upon and effective as of the Preferred Stock Issuance Closing, approved an increase in the size of the Board from ten members to eleven members.

Appointment of New Director

Contingent upon and effective as of the Preferred Stock Issuance Closing, Peter Zippelius will be appointed to the Board to serve a term expiring at the 2019 Annual Meeting of Catalent’s stockholders or until his successor is duly elected and qualified. Mr. Zippelius has been designated by the Investors to be appointed to the Board, effective as of the Preferred Stock Issuance Closing, in accordance with the terms and conditions of the Stockholders’ Agreement.

Mr. Zippelius is a partner of Leonard Green, which he joined in 2018. Previously Mr. Zippelius was a Managing Director and Co-Head of North American Healthcare Investment Banking at J.P. Morgan, which he joined in 2015. Prior to J.P. Morgan, Mr. Zippelius was a Managing Director and Co-Head of Healthcare Services Investment Banking at Deutsche Bank Securities, and prior to that, he was a Managing Director in the Healthcare Investment Banking group at Morgan Stanley. Mr. Zippelius began his career in the Mergers and Acquisitions department of Solomon Smith Barney. He earned a Bachelor of Science degree in Finance from Virginia Tech.

Effective upon the Preferred Stock Issuance Closing, Mr. Zippelius will receive Catalent’s standard compensation provided for service on the Board to all members of the Board who are not employees of the Company. This compensation currently includes an annual cash retainer of $100,000, payable in quarterly installments in arrears, and an annual grant of restricted stock units having a fair market value equal to $175,000. The restricted stock units vest in full after one year of service and are subject to accelerated vesting in the event of a “change of control.” The initial cash retainer and restricted stock unit award to be received by Mr. Zippelius will be pro-rated based on the portion of Catalent’s current fiscal year during which he is expected to serve.

In addition, pursuant to Catalent’s stock ownership policy, effective as of the Preferred Stock Issuance Closing, Mr. Zippelius will be required to own shares of Common Stock in an amount equal to five times the annual cash retainer. For purposes of this requirement, a director’s holdings include shares held directly or indirectly, individually or jointly, shares underlying vested equity-based awards, and shares held under a deferral or similar plan. Mr. Zippelius is also required to retain 100% of the shares received following exercise of options or upon settlement of vested restricted stock units (net of any shares used to satisfy any applicable tax withholding obligations) until the minimum holding level is reached.

There is no transaction between Mr. Zippelius and the Company that would be reportable under Item 404(a) of Regulation S-K under the Securities Act, other than the transactions contemplated by the Investment Agreement, if and when such transactions are consummated pursuant to the terms and conditions of the Investment Agreement.

The Board also considered the independence of Mr. Zippelius in the context of the NYSE listing standards and Catalent’s Corporate Governance Guidelines and concluded that Mr. Zippelius qualifies as an independent director, including with respect to such applicable standards and guidelines.

Item 7.01 Regulation FD Disclosure.

On April 15, 2019, Catalent issued a press release announcing the Acquisition. A copy of the press release is furnished as Exhibit 99.1 hereto and is hereby incorporated by reference into this Item 7.01.

The information contained in this Item 7.01 and in Exhibit 99.1 attached hereto is being furnished to the Securities and Exchange Commission pursuant to Item 7.01 of Form 8-K and shall not be deemed “filed” for purposes of Section 18 of the Exchange Act, or otherwise subject to the liabilities of that Section, nor shall any such information or exhibits be deemed incorporated by reference in any filing under the Exchange Act or the Securities Act.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

The following Exhibits are filed as part of this Current Report on Form 8-K.

Exhibit No.	Description

2.1

Agreement and Plan of Merger, dated April 14, 2019, by and among Catalent Pharma Solutions, Inc., Paragon Bioservices, Inc., solely for purposes of 4.12 (solely with respect to the Equity Financing (as defined therein)) and Section 8.19, Catalent, Inc., and Pearl Shareholder Representative, LLC. Disclosure schedules and exhibits have been omitted pursuant to Item 601(b)(2) of Regulation S-K. The Merger Agreement as filed identifies such schedules and exhibits, including the general nature of their contents. The Company agrees to furnish a copy of any omitted attachment to the Securities and Exchange Commission on a confidential basis upon request.

10.1

Equity Commitment and Investment Agreement, dated as of April  14, 2019, by and among Catalent, Inc. Green Equity Investors VII, L.P. and Green Equity Investors Side VII, L.P. Disclosure schedules have been omitted pursuant to Item  601(b)(2) of Regulation S-K. The Investment Agreement as filed identifies such schedules, including the general nature of their contents. The Company agrees to furnish a copy of any omitted attachment to the Securities and Exchange Commission on a confidential basis upon request.

The following Exhibit is furnished as part of this Current Report on Form 8-K.

99.1	Press release, dated April 15, 2019, issued by Catalent, Inc.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Catalent, Inc.
(Registrant)

By:	/S/ STEVEN L. FASMAN
Steven L. Fasman
Senior Vice President, General Counsel, and Secretary

Date: April 17, 2019